Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2019 FOURTH QUARTER AND FULL YEAR SALES

New York, New York, January 27, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended December 31, 2019, net sales were $177.8 million, up 0.3% from $177.2 million in the final quarter of 2018. At comparable foreign currency exchange rates, consolidated fourth quarter net sales increased 1.5%. For the full year, net sales rose 5.6% to a record $713.5 million from $675.6 million in 2018. At comparable foreign currency exchange rates, consolidated 2019 net sales increased 7.8%. Of note, the average dollar/euro exchange rate for the 2019 fourth quarter is 1.11 compared to 1.14 in the fourth quarter of 2018. For the full years ended December 31, 2019 and 2018 the average dollar/euro exchange rates were 1.12 and 1.18, respectively. Inter Parfums plans to issue results for the 2019 fourth quarter and full year on or about Monday, March 2, 2020.

Net Sales:

	Three months ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
	($ in millions)

European based product sales	$129.1	$134.8	(4.2)%	$542.1	$537.6	0.8%
United States based product sales	48.7	42.4	14.7%	171.4	138.0	24.3%
	$177.8	$177.2	0.3%	$713.5	$675.6	5.6%

Jean Madar, Chairman & CEO of Inter Parfums stated, “2019 was a record year for sales, achieved despite the depressing effect of a strong dollar and the small number of major launches compared to prior years. We also count among of our other major accomplishments the addition of two new important names, Kate Spade New York and MCM, as well as the extension of our license for the Oscar de la Renta brand.”

On the subject of European based product sales, Mr. Madar noted, “Our largest brand, Montblanc, grew full year sales by close to 22.7% with the excellent performance of the new Montblanc Explorer scent as well as the continued strength of the brand’s Legend fragrance family. In constant dollars, Jimmy Choo brand sales were up slightly, however, due to the strengthening of the dollar, brand sales for our second largest brand, were down nominally in actual dollars. Coach brand sales were also down slightly in 2019 in actual dollars but ahead of 2018 in constant dollars; of note, Coach brand sales in 2018 were 73.3% ahead of the prior year. Two of our mid-sized brands, Karl Lagerfeld and Van Cleef & Arpels, achieved year-over-year sales growth of 5.0% and 6.8%, respectively.”

On the subject of U.S. based operations, Mr. Madar noted, “GUESS fragrances had an extraordinary year due to the addition of two brand extensions, 1981 Los Angeles and Seductive Noir, the continued popularity of legacy scents and the success of our international distribution and marketing programs. Also contributing to the more than 24% top line growth by U.S. operations were Abercrombie & Fitch and Hollister, both of which achieved significant sales growth spurred by the launch of the Authentic fragrance duo for Abercrombie and Fitch and brand extensions for the Wave and Festival fragrance families for Hollister. Oscar de la Renta fragrance sales rose slightly, supported by legacy scents and our growing Bella fragrance family.”

Inter Parfums, Inc. News Release	Page 2

January 27, 2020

He continued, “2020 has a more robust launch schedule on both sides of the Atlantic. For U.S. operations, the most important launch will be a new blockbuster scent for women under the GUESS banner unveiling this spring. A new fragrance duo, Canyon Escape, for Hollister is scheduled for a spring launch. We look to Sky by Anna Sui to reinvigorate brand sales when it debuts in the fall. Our first fragrance collection under the Graff label debuts in Harrod’s for a six-month exclusive starting in the spring, followed by select international luxury distribution. For European operations, our new Coach scent for women is coming to market later this winter. We have new women’s scents for the Montblanc brand debuting in the spring, for Kate Spade New York our first scent is coming to market this summer, and one for Jimmy Choo is unveiling in the fall. In addition, as always, we will strengthen fragrance families with brand extensions as well as limited edition and holiday programs.”

2019 and 2020 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “As we reported in November 2019, we expect 2019 diluted net income per share to come in at approximately $1.90. Although we are mindful of the potential impact of the business uncertainties facing us including the situation in Hong Kong, Brexit, tariffs, currency fluctuation, and natural disasters, for 2020 we still expect record net sales of approximately $742 million, resulting in net income of approximately $2.00 per diluted share. Guidance assumes that the average dollar/euro average exchange rate remains at current levels.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2018 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com